    As filed with the Securities and Exchange Commission on February 6, 1997
                                                     Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              --------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                          RENAL TREATMENT CENTERS, INC.
                   ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                Delaware                                  23-2518331
        -------------------------                     -------------------
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
      incorporation or organization)

                             Building 2, Suite 300
                           1180 West Swedesford Road
                           Berwyn, Pennsylvania 19312
                                  (610) 644-4796
              ---------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                            Thomas J. Karl, Esquire
                 Vice President, Secretary and General Counsel
                             Building 2, Suite 300
                           1180 West Swedesford Road
                           Berwyn, Pennsylvania 19312
                                  (610) 644-4796
              ---------------------------------------------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                    Copy to:
                           Kathleen M. Shay, Esquire
                           Duane, Morris & Heckscher
                               One Liberty Place
                          Philadelphia, PA  19103-7396

                              --------------------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                                                             --------------

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            --------------
  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]

                              -------------------


                        CALCULATION OF REGISTRATION FEE
====================================================================================

                                          Proposed     Proposed
    Title of securities       Amount to   maximum      maximum       Amount of
     to be registered            be       offering    aggregate     registration fee
                             registered    price    offering price
                                            per
                                           share
-------------------------------------------------------------------------------------

Common Stock,                  30,000       $28.00  $840,000.00(1)       $255.00
$.01 par value                 shares
=====================================================================================

(1) Pursuant to paragraph (c) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of $28.00 per share, the average of the high and low sales prices of the Common Stock of the Company on the New York Stock Exchange on February 4, 1997.

                               -----------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 6, 1997

                                   PROSPECTUS

                                 30,000 Shares

                         RENAL TREATMENT CENTERS, INC.
                                  Common Stock
                                ($.01 par value)

                      -----------------------------------

          This Prospectus relates to 30,000 shares (the "Shares") of Common Stock, $.01 par value, of Renal Treatment Centers, Inc. (the "Company") that may be acquired by certain securityholders of the Company (the "Selling Stockholders") in private transactions upon exercise of options to purchase the Shares. See "Selling Stockholders." Some or all of the shares of Common Stock to which this Prospectus relates may be sold from time to time by the Selling Stockholders, or by pledges, donees, transferees or other successors in interest to the Selling Stockholders, at public or private sale at prevailing market prices, prices related to prevailing market prices, negotiated prices or fixed prices (and, in the case of sales through brokers, upon payment of normal brokerage commissions). The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereunder by the Selling Stockholders.

          The Common Stock of the Company is quoted on the New York Stock Exchange under the symbol "RXT." The last reported sale price of the Common Stock on the New York Stock Exchange on February 4, 1997 was $28.25 per share.

                             ---------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          See "Risk Factors" beginning on page 2 for a discussion of certain factors that should be considered by prospective purchasers of the securities offered hereby.

          This Prospectus does not constitute an offer to sell securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

          No person has been authorized by the Company to give any information or to make any representations, other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

          Unless the context otherwise requires, the term "Company" refers to Renal Treatment Centers, Inc. and its subsidiaries.

         The date of this Prospectus is                         , 1997

                             AVAILABLE INFORMATION

          The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains such materials at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and such reports, proxy statements and other information concerning the Company can be inspected at such Exchange.

          The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                                  RISK FACTORS

          This Prospectus contains certain forward-looking statements within the meaning of the Securities Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and certain other factors set forth elsewhere in this Prospectus. In addition to the other information contained and incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered hereby.

Dependence on Medicare, Medicaid and Other Sources of Reimbursement

          The Company is reimbursed for dialysis services primarily at fixed rates as established in advance under the Medicare End Stage Renal Disease ("ESRD") program. Under this program, once a patient becomes eligible for Medicare reimbursement, Medicare is responsible for payment of approximately 80% of the composite rate for dialysis treatment. The composite rate is determined by the Health Care Financing Administration ("HCFA") for reimbursement of Medicare patients. Approximately 65% and 58% of the Company's net patient revenue during the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, was funded by Medicare. Since 1983, numerous Congressional actions have resulted in changes in the Medicare composite reimbursement rate from a national average of $138 per treatment in 1983 to a low of $125 per treatment on average in 1986 and to approximately $126 per treatment on average at present. The Company is not able to predict whether future rate changes will be made. Reductions in composite rates could have a material adverse effect on the Company's revenues and net earnings. Furthermore, increases in operating costs that are subject to inflation, such as labor and supply costs, without a compensating increase in prescribed rates, may adversely affect the Company's earnings in the future. The Company is also unable to predict whether certain services, as to which the Company is currently separately reimbursed, may in the future be included in the Medicare composite rate.


          Since June 1, 1989, the Medicare ESRD program has provided reimbursement for the administration to dialysis patients of erythropoietin ("EPO"), a drug that is beneficial in the treatment of anemia, a complication experienced by most dialysis patients. Most of the Company's dialysis patients receive EPO. Revenues associated with the administration of EPO are significant to the Company and the Company cannot predict future changes in the reimbursement rate, the typical dosage per administration or the cost of EPO. EPO is produced by only one manufacturer, and any interruption of supply could adversely affect the Company's operations.

          All of the states in which the Company currently operates dialysis centers provide Medicaid (or comparable) benefits to qualified recipients to supplement their Medicare entitlement. The Company estimates that approximately 4% of its net patient revenue during the fiscal year ended December 31, 1995 and during the nine months ended September 30, 1996 was funded by Medicaid or comparable state programs. The Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, all of which may have the effect of decreasing program payments, increasing costs or modifying the way the Company operates its dialysis business.

          Approximately 31% and 38% of the Company's net patient revenue during the fiscal year ended December 31, 1995 and during the nine months ended September 30, 1996, respectively, was from sources other than Medicare and Medicaid. These sources include payments from third-party, non-government payers and payments from hospitals with which the Company has agreements for the provision of inpatient acute dialysis treatments, in each case at rates that generally exceed the Medicare and Medicaid rates. Any restriction or reduction of the Company's ability to charge for such services at rates in excess of those paid by Medicare would adversely affect the Company's net patient revenue and net income. The Company is unable to quantify or predict the degree, if any, of the risk of reductions in payments under these various payment plans.

          In October 1996, HCFA announced that four managed care companies had been awarded contracts to develop and implement capitated reimbursement systems for ESRD patients in their respective markets as part of a four-year demonstration project. The demonstration project is intended to assist HCFA in determining whether to allow open enrollment of ESRD patients into managed care plans serving Medicare beneficiaries. Currently, managed care companies are permitted to arrange for the provision of dialysis services only to existing members in their programs who develop ESRD. The Company is unable to predict whether the demonstration project will result in large numbers of ESRD patients enrolling in managed care programs, or the impact of the enrollment of ESRD patients in managed care programs on the Company. The widespread introduction of managed care to dialysis services could result in a reduction in the rates of reimbursement for the Company's services, which could have a material adverse effect on the Company's revenues and net earnings.

Operations Subject to, and Potential Effects of, Governmental Regulation


          The Company is subject to extensive regulation by both the Federal government and the states in which it conducts its business, including the illegal remuneration provisions of the Social Security Act and similar state laws, which impose civil and criminal sanctions on persons who solicit, offer, receive or pay any remuneration, directly or indirectly, in consideration for referring a patient for treatment that is paid for in whole or in part by Medicare, Medicaid or similar state programs. The Federal government has published regulations that provide exceptions or safe harbors for certain business transactions. Transactions that are structured within the safe harbors are deemed not to violate the illegal remuneration provisions. Transactions that do not satisfy all elements of a relevant safe harbor do not necessarily violate the illegal remuneration statute, but may be subject to greater scrutiny by enforcement agencies. The arrangements between the Company and the physician directors of its dialysis centers ("Physician Directors") have been structured to satisfy the elements of the applicable safe harbors, but there can be no assurance that they will not be found to violate the illegal remuneration provisions. In addition, certain of the Company's Physician Directors from whom the Company has acquired dialysis centers have received shares of the Company's Common Stock in full or partial consideration for such acquisitions, and other Physician Directors may have purchased shares of the Company's Common Stock in the open market. The Company believes that such security ownership falls within one of the safe harbors, but there can be no assurance that such security ownership will not be found to violate the illegal remuneration provisions. Although the Company has never been challenged under these statutes and believes it complies in all material repsects with these and all other applicable laws and regulations, there can be no assurance that the Company will not be required to change its practices or relationships with its Physician Directors or that the Company will not experience material adverse effects as a result of any such challenge.

          The Omnibus Budget Reconciliation Act of 1989 includes certain provisions ("Stark I") that restrict physician referrals for clinical laboratory services to entities with which a physician or an immediate family member has a financial relationship. In August 1995, HCFA published regulations interpreting Stark I. The regulations specifically provide that services furnished in an ESRD facility that are included in the composite billing rate are excluded from the coverage of Stark I. The Company believes that the language and legislative history of Stark I indicate that Congress did not intend to include laboratory services provided incidental to dialysis services within the Stark I prohibition; however, laboratory services not included in the Medicare compos ite rate could be included within the coverage of Stark I. Violations of Stark I are punishable by civil penalties, which may include exclusion or suspension of a provider from future participa tion in Medicare and Medicaid programs and substantial fines. Due to the breadth of the statutory provisions and the absence of regulations or court decisions addressing laboratory services not included in the Medicare composite rate, it is possible that the Company's practices might be challenged under this law.

          The Omnibus Budget Reconciliation Act of 1993 includes certain provisions ("Stark II") that restrict physician referrals for certain designated health services to entities with which a physician or an immediate family member has a financial relationship. The Company believes that the language and legislative history of Stark II indicate that Congress did not intend to include dialysis services and the services and items provided incident to dialysis services within the Stark II prohibitions; however, certain services, including the provision of, or arrangement and assumption of financial responsibility for, outpatient prescription drugs, including EPO, and clinical laboratory services, could be construed as designated health services within the meaning of Stark II. Violations of Stark II are punishable by civil penalties, which may include exclusion or suspension of the provider from future participation in Medicare and Medicaid programs and substantial fines. Due to the breadth of the statutory provisions and the absence of regulations or court decisions addressing the specific arrangements by which the Company conducts its business, it is possible that the Company's practices might be challenged under these laws.

          The Clinton administration's health care reform proposals, and other health care reform proposals in general, have not addressed the Medicare ESRD program. Nevertheless, health care reform in general, and Medicare reform in particular, could bring radical change in the financing and regulation of the health care business, and the Company is unable to predict the effect of such changes on its future operations. Changes in reimbursement levels under Medicare or Medicaid and changes in applicable governmental regulations could significantly affect the Company's results of operations. It is uncertain at this time what legislation on health care reform, if any, will ultimately be implemented or whether other changes in the administration or interpretation of governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the results of operations of the Company.

Risks Inherent in Growth Strategy

          The Company's business strategy depends in significant part on its ability to acquire or develop additional dialysis centers. This strategy is dependent on the continued availability of suitable acquisition candidates at acceptable prices and subjects the Company to the risks inherent in assessing the value, strengths and weaknesses of acquisition candidates, integrating and managing the operations of acquired companies and identifying suitable locations for additional facilities. The Company's growth is expected to place significant demands on the Company's financial resources. The Company plans to borrow a significant portion of the funds needed to acquire or develop centers in the future. Although the Company's credit facility with a consortium of bank lenders includes up to $100,000,000 for acquisition and development activities and general working capital requirements, and the Company completed an offering of $125,000,000 principal amount of 5 5/8% Convertible Subordinated Notes due 2006 on June 12, 1996, a portion of the proceeds of which will be used to fund future acquisitions, additional equity or debt financings are expected to be required in order for the Company to fund its expansion plans. There can be no assurance that the Company will continue to be able to obtain necessary financing on acceptable terms for the acquisition or development of centers or that the Company will otherwise be successful in acquiring or developing new centers. No assurance can be given that the Company will make any additional acquisitions or develop any additional centers. See also "Risk Factors -Competition."

Dependence on Physician Referrals

          The Company's centers are dependent upon referrals of ESRD patients for treatment by physicians specializing in nephrology and practicing in the communities served by the Company's dialysis centers. As is customary in the dialysis industry, at each center one or a few physicians account for all or a significant portion of the patient referral base. The loss of one or more key referring physicians at a particular center could have a material adverse impact on the operations of that center and could adversely affect the Company's overall operations. Financial relationships with physicians and other referral sources are highly regulated. The illegal remuneration provisions of the Social Security Act and similar state laws prohibit contracts for referrals.

Competition

          The dialysis industry is fragmented and highly competitive, particularly from the standpoint of competition for acquisition of existing dialysis centers and developing relationships with referring physicians. Competition for qualified physicians to act as Physician Directors is also high. Also, a number of health care providers have entered or may decide to enter the dialysis business. Certain of the Company's competitors have substantially greater financial resources than the Company and may compete with the Company for acquisitions and for development of centers in markets targeted by the Company. There can be no assurance that the Company can continue to compete effectively with such providers. In addition, competition has increased the cost of acquiring existing dialysis facilities and there can be no assurance that these costs will not continue to increase as a result of future industry consolidation. Furthermore, some of the Company's centers are in urban areas where there are many competing facilities in close proximity.

The Company has also experienced competition from the establishment of facilities by former Physician Directors and referring physicians.

Dependence on Key Personnel

          The Company is dependent on certain key management personnel, particularly its President and Chief Executive Officer, Robert L. Mayer, Jr., the loss of whom could have an adverse effect on the Company's business. Moreover, the Company believes that its future success will be significantly dependent on its ability to attract and retain qualified physicians to serve as Physician Directors of its dialysis centers. In addition, the Company will need to continue to attract and retain highly skilled nurses, competition for whom is intense.

Volatility of Market Price of Common Stock

          The trading price of the Common Stock is subject to significant fluctuations in response to variations in quarterly operating results, general conditions in the health care industry, changes in the regulatory environment and other factors.

Shares Eligible for Future Sale

          Of the 24,393,056 outstanding shares of Common Stock as of December 12, 1996, 21,870,300 shares were freely tradeable and 2,522,756 shares were restricted and therefore not freely tradeable. Of the restricted shares, 2,453,165 shares had been registered under the Securities Act on shelf registration statements and were eligible for sale in the public market as of December 12, 1996. The remaining 69,591 restricted shares are eligible for sale in the public market pursuant to Rule 144 promulgated under the Securities Act, and 1,598,199 shares subject to exercise of outstanding options as of December 12, 1996 will become eligible for future sale in the public market as they are exercised. Sales of a substantial number of shares of Common Stock in the public market during or following the offering made hereby could adversely affect prevailing market prices of the Common Stock.

Potential Anti-Takeover Effects of Delaware Law and By-law Provisions; Possible Issuances of Preferred Stock

          Certain provisions of Delaware law and the Company's By-Laws could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The Company's Board of Directors is divided into three classes, with directors in each class elected for three-year terms. The By-Laws impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Shares of preferred stock may be issued by the Board of Directors without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no current plans to issue any shares of preferred stock.

                                  THE COMPANY

        The Company is a leading, high-quality provider of dialysis treatments and ancillary services to patients suffering from chronic kidney failure, primarily in its freestanding outpatient dialysis treatment centers or in the patient's home. The Company currently operates 114 outpatient dialysis centers in 23 states and the District of Columbia and two dialysis centers in the Republic of Argentina. As of January 20, 1997, the Company provided dialysis services to approximately 8,300 patients. The Company also provided ancillary medications and services to patients, the most significant of which is the administration of EPO, a protein used to treat anemia, a complication experienced by most dialysis patients. In addition, the Company provided inpatient acute dialysis services to 92 hospitals located in its service areas as of January 20, 1997. The Company has expanded rapidly, primarily through acquisitions, increasing the number of dialysis centers in its network from 15 as of December 31, 1991 to its current level of 116 centers.

        The Company is a Delaware corporation formed on August 11, 1988. Its principal executive offices are located at 1180 West Swedesford Road, Building 2, Suite 300, Berwyn, Pennsylvania 19312, and its telephone number is
(610) 644-4796.

                             SELLING STOCKHOLDERS

        The Shares covered by this Prospectus are, or may be, offered by the Selling Stockholders. The Selling Stockholders are Richard W. Johns, Liliana Barone and Miguel Curi.

        The Selling Stockholders were granted options to purchase an aggregate of 30,000 shares of the Company's Common Stock as partial consideration for entering into a Purchase and Settlement Agreement dated December 16, 1996 (the "Settlement Agreement") among the Selling Stockholders, RTC Holdings, Inc., a subsidiary of the Company, and JBC S.A., an Argentine corporation affiliated with the Selling Stockholders. The Settlement Agreement, among other things, released RTC Holdings, Inc. from the obligation to issue shares of stock in RTC Holdings S.A., a subsidiary of RTC Holdings, Inc., to JBC S.A. in consideration of JBC S.A.'s assistance in increasing the number of patients at the Company's dialysis centers in the Republic of Argentina.

        Under the terms of the options, each Selling Stockholder has the right to purchase 10,000 shares of the Company's Common Stock at a price of $23.50 per share. Each option remains exercisable until the earlier of December 16, 2006 or the expiration of one year from the date of the Selling Stockholder's death. The options were fully exercisable on the date of grant, December 16, 1996, with the exception of the option granted to Miguel Curi, which becomes exercisable upon the earlier of (i) the date on which the number of patients at the Company's dialysis centers in the Republic of Argentina exceeds 1,000 or (ii) January 1, 1998.

        Except for Miguel Curi, none of the Selling Stockholders, nor any affiliate of any of the Selling Stockholders, is now, or ever has been, an officer, director or employee of the Company.

Miguel Curi is employed by the Company as project manager for its Argentine operations. In connection with the Settlement Agreement, the Selling Stockholders also entered into a covenant not to compete with the Company that, for a period of ten years, beginning in December 1996, restricts each of the Selling Stockholders from soliciting clients, employees or contractors of the Company's dialysis centers in the Republic of Argentina, from disclosing information relating to the operations of the Company's dialysis centers in the Republic of Argentina, and from any involvement in the provision of dialysis services in the Republic of Argentina.

        Pursuant to the Settlement Agreement, the Company granted the Selling Stockholders certain registration rights with respect to the Shares purchasable upon exercise of the options. The Company has agreed to register the shares on a Form S-3 registration statement in a manner that will constitute a "shelf" registration for purposes of Rule 415 under the Securities Act. The Registration Statement is being filed by the Company in order to register the Shares and fulfill the foregoing obligation of the Company.

        Additional information as to the Selling Stockholders and their beneficial ownership of the Company's Common Stock is set forth below. In accordance with Rule 13d-3 under the Exchange Act, the Selling Stockholders are deemed to beneficially own the Shares, because they have the right to acquire the Shares within 60 days. Therefore, the Shares, although not yet purchased by the Selling Stockholders, are included in the table below. Each Selling Stockholder has sole investment and voting power with respect to the shares listed below.

                                                                      Common Stock To
                                                                      Be Beneficially
                                Common Stock                        Owned If All Shares
                             Beneficially Owned                     That May Be Offered
                             On January 1, 1997      Shares That    Hereunder Are Sold
                             ------------------    May Be Offered   ------------------
Name                         Shares    Percent       Hereunder      Shares     Percent
-----                        ------    -------     --------------   ------     -------

Richard W. Johns             10,000       *            10,000         ---        ---

Liliana Barone               10,000       *            10,000         ---        ---

Miguel Curi                  10,000       *            10,000         ---        ---

-----------
*  Less than 1%.

        Pledgees, donees or transferees of or other successors in interest to the Selling Stockholders will be identified in a supplement to this Prospectus. If the number of shares of Common Stock transferred is material, the new holders of the shares transferred will also be identified in a post-effective amendment to the Registration Statement.

                             PLAN OF DISTRIBUTION

        The Company has been advised that the distribution of the Shares by the Selling Stockholders, or by pledgees, donees or transferees of or other successors in interest to the Selling Stockholders, may be effected from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange or such other exchange or market in which the Common Stock may from time to time be trading, in negotiated transactions or in a combination of any such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, including purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus. Such broker-dealers will receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of Shares for whom such broker-dealers may act as agents (which discounts or commissions from the Selling Stockholders or such purchasers, if in excess of those customary for the types of transactions involved, will be disclosed in a supplemental prospectus).

        Any broker-dealer that participates with the Selling Stockholders in the distribution of Common Stock may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any commissions or discounts received by such broker-dealer and any profit on the resale of Shares by such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

        The respective costs and expenses of the registration of the Shares, except for underwriting or selling discounts or commissions, will be paid by the Company. These costs and expenses borne by the Company will include, without limitation, all registration and filing fees, legal and accounting fees, printing expenses and costs of special audits incident to or required by the registration of the Shares.

                                USE OF PROCEEDS

        The Company will not receive any of the proceeds from the resale of the Shares offered hereunder by the Selling Stockholders.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents have been filed with the Commission and are incorporated by reference in this Prospectus:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

        (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, and Amendment No. 1 thereto on Form 10-Q/A filed June 6, 1996;

        (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996;

        (d) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996;

        (e)   The Company's Current Report on Form 8-K dated February 20, 1996;

        (f)   The Company's Current Report on Form 8-K dated May 28, 1996;

        (g) The Company's Current Report on Form 8-K dated May 29, 1996, and Amendment No. 1 thereto on Form 8-K/A filed July 16, 1996;

        (h)   The Company's Current Report on Form 8-K dated August 23, 1996;

        (i)   The Company's Current Report on Form 8-K dated September 16, 1996;

        (j) The Company's Current Report on Form 8-K dated September 16, 1996 and Amendment No. 1 thereto on Form 8-K/A filed November 27, 1996;

        (k)   The Company's Current Report on Form 8-K dated February 5, 1997;
and

        (l) The description of the Company's Common Stock set forth in the Company's Registration Statement No. 33-74994 on Form S-1, initially filed with the Commission under the Securities Act on February 4, 1994, under the caption "Description of Capital Stock -- Common Stock," which is incorporated by reference in response to Item 1 of Registration Statement No. 1-14142 on Form 8-A filed by the Company with the Commission on December 14, 1995 pursuant to
Section 12(b) of the Exchange Act.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement and any statement contained herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference modifies or supersedes such statement.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Such requests should be addressed to: Ronald H. Rodgers,

Jr., Vice President of Finance, Renal Treatment Centers, Inc., 1180 West Swedesford Road, Building 2, Suite 300, Berwyn, Pennsylvania 19312 (telephone:
610-644-4796).

                                 LEGAL MATTERS

        The validity of the issuance of the Shares offered hereby has been passed upon for the Company by Duane, Morris & Heckscher, Philadelphia, Pennsylvania. Thomas J. Karl, a partner of Duane, Morris & Heckscher, has served as the Vice President, Secretary and General Counsel of the Company since May 27, 1996, and is the beneficial owner of 1,540 shares of the Company's Common Stock. Mr. Karl also holds options to purchase 120,000 shares of Common Stock.

                                    EXPERTS

        The consolidated balance sheets, supplemental consolidated balance sheets and restated consolidated balance sheets of the Company and its subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows, supplemental consolidated statements of income, stockholders' equity and cash flows and restated consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 incorporated by reference in this Prospectus have been incorporated by reference herein in reliance on the reports, which include references to information audited by other auditors, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing, which reports are also incorporated by reference herein.

        The Company acquired Wichita Dialysis Group and Healthcare Corporation and Affiliates in business combinations which have both been accounted for using the pooling-of-interests method of accounting. The financial statements of Wichita Dialysis Group and Healthcare Corporation and Affiliates as of December 31, 1993 and 1994 and for the years then ended were audited by Baird, Kurtz & Dobson and Deloitte & Touche LLP, respectively, as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing. Baird, Kurtz & Dobson and Deloitte & Touche LLP are independent auditors. The reports of Coopers & Lybrand L.L.P., insofar as they relate to the amounts included for Wichita Dialysis Group and Healthcare Corporation and Affiliates, are based solely on the reports of Baird, Kurtz & Dobson and Deloitte & Touche LLP, respectively.

        The Company acquired KCDC/KCCC Group in a business combination that has been accounted for using the purchase method of accounting. The combined balance sheet of KCDC/KCCC Group as of December 31, 1995 and the related combined statements of income, stockholders' equity and cash flows for the year then ended incorporated by reference in this Prospectus have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing, which report is also incorporated by reference herein.

        The Company acquired PCAKC/NFAKC Group in a business combination that has been accounted for using the pooling-of-interests method of accounting. The combined balance sheet of PCAKC/NFAKC Group as of December 31, 1995 and the related combined statements of operations, stockholders' equity and cash flows for the year then ended incorporated by reference in this Prospectus have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing, which report is also incorporated by reference herein.

        The Company acquired Columbus Regional Dialysis Center, Inc. ("CRDC") and Phenix City Nephrology Referral Center, Inc. ("PCNRC") in a business combination that has been accounted for using the purchase method of accounting. The balance sheet of CRDC as of December 31, 1995 and the related statements of retained earnings, income and cash flows for the year then ended and balance sheet of PCNRC as of December 31, 1995 and the related statements of retained earnings, income and cash flows for the year then ended incorporated by reference in this Prospectus have been incorporated by reference herein in reliance on the reports of Aronhalt, Stringer and Company, independent accountants, given on the authority of that firm as experts in accounting and auditing, which reports are also incorporated by reference herein.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

Registration fee .................................................. $   255
Legal fees and expenses ...........................................   5,000*
Accountants' fees and expenses ....................................   4,000*
Miscellaneous .....................................................     500*
                                                                    --------
          Total.................................................... $ 9,755*
                                                                    ========

----------------------------
*Estimated.

      The Company will bear all of the foregoing expenses.


Item 15.  Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that he is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

      Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein to the extent that such person has been successful on the merits or otherwise; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by the stockholders.

      Article Eighth of the Company's Restated Certificate of Incorporation provides for indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as presently or hereafter in effect.

      The Company provides liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company up to an aggregate of $5,000,000 inclusive of defense costs, expenses and charges.

      Additionally, Article Seventh of the Company's Restated Certificate of Incorporation limits the liability of the Company's directors to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Section 102(b)(7) permits the certificate of incorporation of a Delaware corporation to include a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that the provision may not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock under Section 174 of the General Corporation Law of the State of Delaware; or (iv) any transaction from which the director derived an improper personal benefit.

Item 16. Exhibits.


4.1 Specimen Certificate of Common Stock of the Company (incorporated here-in by reference to Exhibit No. 4.1 filed under the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

4.2 Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit No. 3.1 filed under the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).

4.2.1 Certificate of Amendment dated February 29, 1996 to Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit No. 3.1.1 filed under the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).

4.3 By-Laws of the Company and Amendment to By-Laws adopted February 9, 1993 (incorporated herein by reference to Exhibit No. 3.2 filed under the Company's Form S-1 Registration Statement No. 33-59850).

5.1      Opinion of Duane, Morris & Heckscher.

23.1 Consent of Duane, Morris & Heckscher (included in their opinion filed as Exhibit 5.1).

23.2     Consent of Coopers & Lybrand L.L.P.

23.3     Consent of Deloitte & Touche LLP.

23.4     Consent of Baird, Kurtz & Dobson.

23.5     Consent of Aronhalt, Stringer and Company, CPA's.

24.1     Power of Attorney (see page II-6).


Item 17. Undertakings.

      The undersigned registrant hereby undertakes:

      (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereto) which individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

      (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Berwyn, Pennsylvania on February 6, 1997.

                                         RENAL TREATMENT CENTERS, INC.

                                         By: /s/ Robert L. Mayer, Jr.
                                             ------------------------------
                                               Robert L. Mayer, Jr.,
                                               President

      Know all men by these presents, that each person whose signature appears below constitutes and appoints Thomas J. Karl and Ronald H. Rodgers, Jr., and each or both of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him, and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, as well as any related registration statement, or amendment thereto, filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                        Title                       Date
       ---------                        -----                       ----
/s/ Robert L. Mayer, Jr.       President and Director           February 6, 1997
---------------------------     (principal executive officer)
Robert L. Mayer, Jr.

/s/ Frederick C. Jansen        Executive Vice President, Chief  February 6, 1997
---------------------------     Financial Officer and Director
Frederick C. Jansen             (principal financial officer)

/s/ Ronald H. Rodgers, Jr.     Vice President of Finance        February 6, 1997
---------------------------     (principal accounting officer)
Ronald H. Rodgers, Jr.

/s/ Claire W. Gargalli         Director                         January 27, 1997
---------------------------
Claire W. Gargalli

/s/ Patrick T. Ryan            Director                         February 6, 1997
---------------------------
Patrick T. Ryan

/s/ Michael R. Walker          Director                         February 6, 1997
---------------------------
Michael R. Walker

                                 EXHIBIT INDEX

                   (Pursuant to Item 601 of Regulation S-K)




Exhibit No.                      Exhibit
  4.1            Specimen Certificate of Common Stock of the Company
                 (incorporated herein by reference to Exhibit No. 4.1 filed under the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

  4.2            Restated Certificate of Incorporation of the Company
                 (incorporated herein by reference to Exhibit No. 3.1 filed under the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).

  4.2.1          Certificate of Amendment dated February 29, 1996 to Restated
                 Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit No. 3.1.1 filed under the Company's Quarterly Report on Form 10-Q for the quarter ended
                 March 31, 1996).

  4.3            By-Laws of the Company and Amendment to By-Laws adopted
                 February 9, 1993 (incorporated herein by reference to Exhibit
                 No. 3.2 filed under the Company's Form S-1 Registration
                 Statement No. 33-59850).

  5.1            Opinion of Duane, Morris & Heckscher.

 23.1 Consent of Duane, Morris & Heckscher (included in their opinion filed as Exhibit 5.1).

 23.2            Consent of Coopers & Lybrand L.L.P.

 23.3            Consent of Deloitte & Touche LLP.

 23.4            Consent of Baird, Kurtz & Dobson.

 23.5            Consent of Aronhalt, Stringer and Company, CPA's.

 24.1            Power of Attorney (see page II-6).